MRI Interventions, Inc. Announces Record 629 ClearPoint® Cases in 2017

2017 Functional Neurology Product Revenue Increases 34%, Total Revenue Increases 28% Over 2016

IRVINE, CA, February 6, 2018 (GLOBE NEWSWIRE) -- MRI Interventions, Inc. (OTCQB:MRIC), a commercial stage medical device company focused on precision MRI-Guided Neurosurgical procedures, today announced revenues for the fourth quarter and full year ended December 31, 2017.

Joe Burnett, President & CEO of MRI Interventions, said, “We generated another year of strong growth with cases increasing 25% for the full year and 26% for the fourth quarter. We believe this is the primary measure of growing market interest in ClearPoint and our increasing competitiveness in this space. We also made significant progress in scaling the business along our planned path to profitability, reporting a 28% increase in total revenue, to $7.4 million for the full-year 2017.

“Additionally, we believe MRI is well positioned for further growth in its biologic and drug delivery platform. As previously announced, Voyager Therapeutics (“Voyager”) recently gained FDA clearance to begin Phase II and Phase III studies, which we expect will result in additional product orders in 2018.

“We also have a strong pipeline of more than 40 candidate centers for new ClearPoint installations at various stages of the system evaluation and purchase process. We look forward to adding a number of these centers in 2018 to our current installed base of 52 active ClearPoint users.”

Year Ended December 31, 2017

The ClearPoint Neuro Navigation System was utilized in a record 629 cases, an increase of 25% from 504 cases in 2016. Total revenue increased 28%, to $7.4 million, from $5.7 million in 2016.

Functional neurology revenue, which consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 34%, to $5.3 million from $4.0 million in 2016, reflecting continued growing adoption of the ClearPoint system.

Biologics and drug delivery systems revenue, which consists primarily of disposable product sales related to customer-sponsored clinical trials utilizing the ClearPoint system, were $563,000, as compared with $771,000 in 2016. This fluctuation arose from $222,000 in advance purchases of such products by Voyager in late 2016, which have been subsequently used in Voyager’s clinical trials.

Capital equipment revenue, consisting of sales, rentals and service of ClearPoint reusable hardware and software, increased 50%, to $1.5 million, from $980,000 in 2016.

Quarter Ended December 31, 2017

The ClearPoint Neuro Navigation system was utilized in 161 cases in the fourth quarter of 2017, an increase of 26% from 128 cases in the 2016 fourth quarter. Total revenue was $1.7 million, compared with $1.6 million in the 2016 fourth quarter, an increase of 3%. The change in total revenue was

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primarily attributable to the increase in functional neurology revenue, offset by the previously mentioned $222,000 advance purchases of drug delivery products in 2016.

Functional neurology revenue increased 23%, to $1.3 million from $1.0 million in the fourth quarter of 2016, resulting from the increase in number of cases using the ClearPoint system.

Drug delivery product revenue for the fourth quarter of 2017 was $120,000, a decline of 63% as compared with $327,000 during the same period in 2016, reflecting the advance purchase in 2016 of drug delivery cannulas and related products.

Capital equipment revenue was $291,000 in the fourth quarter of 2017, as compared with $272,000 during the same period in 2016.

MRI Interventions plans a full release of its results for the three months and year ended December 31, 2017 in March 2018.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc.’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the company’s ClearPoint Neuro Navigation System products; and the company’s ability to market, commercialize and achieve broader market acceptance for the company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the company’s actual results are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, both of which have been filed with the Securities and Exchange Commission.

For Investors:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com